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                                                                   EXHIBIT 99.2



Contact:
W. Brian Rodgers
Chief Financial Officer
314-995-9040
http://www.sorc-info.com
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               THE SOURCE INFORMATION MANAGEMENT COMPANY ANNOUNCES
              PLANS TO ACQUIRE ITS THIRD FRONT-END FIXTURE COMPANY


ST. LOUIS, DECEMBER 2, 1998--The Source Information Management Company (NASD:
SORC) announced today that it has signed a letter of intent to acquire the assets and assume the liabilities of another front-end fixture company. This follows the Company's November 19th announcement of its letters of intent to acquire MYCO, Inc. and Chestnut Display Systems, Inc. Source expects to complete acquisition of Yeager Industries, Inc., a $7 million in sales Company located in Philadelphia, Pennsylvania, by January 15, 1999. This acquisition compliments the planned acquisitions of MYCO in Rockford, Illinois and Chestnut in Jacksonville, Florida and Greenville, South Carolina by adding a modern facility in the northeast. As in the case with MYCO and Chestnut, the acquisition is subject to negotiation of definitive agreements, due diligence and other customary conditions.

Source plans to acquire the assets of the company for approximately $500,000 cash and 142,860 shares of stock. Combined revenues of the four companies, including Source, are expected to be in excess of $55 million for the year ending January 31, 2000, with anticipation that these acquisitions will be accretive to earnings.

Yeager employs approximately 114 people. Management is expected to continue working at the company. Included in the acquisition is a 120,000 square-foot manufacturing facility in Philadelphia, Pennsylvania which is equipped with state of the art robotic welders and programmable wire bending equipment.

"We anticipate that the acquisition of Yeager, along with MYCO and Chestnut, will enhance our front-end management capability and expand the reach of our most exciting Internet product, Interactive Communications Network, or ICN, to vendors who display their merchandise at the front-end," said S. Leslie Flegel, chairman and chief executive officer. "ICN is potentially one of the most significant category management tools offered to retailers and is currently actively used by many of the Source's largest retail clients such as Kmart, 7-11, A & P and W.H. Smith. There are multiple uses for the Source Internet network


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which provides unique marketing opportunities for the targeted users including the publishing community and other vendors who display products at the checkouts in mass market retail outlets. A critical element has been added to ICN that communicates buying activity instantaneously via e-mail to all members of the manufacturing and distribution channels."

The Source Information Management Company (NASD: SORC) provides front-end rebate collection and information services to approximately 825 retailers in the United States and Canada via nine offices throughout the continent. The company's innovative technology and systems have enabled an expansion of its core retail display allowance business, bringing to the market both front-end management and interactive communications between vendors and retailers. With the planned acquisitions of MYCO, Inc., Chestnut Display, Inc., and Yeager Industries, Inc., Source will provide front-end fixture manufacturing, thus expanding service capabilities to its retailer and vendor clients.

SAFE HARBOR STATEMENT:
The information contained in this release includes statements regarding matters which are not historical facts (including statements regarding the plans, beliefs or expectations of The Source Information Management Company) which are forward-looking statements within the meaning of the federal securities law. When used in this press release, the words "believes," "anticipates," "intends," "expects" and similar expressions are intended to identify forward-looking statements. Because such forward-looking statements involve certain risks and uncertainties, the company's actual results and the timing of certain events could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to: increased competition; significant changes in the marketing strategies of publishers; and the inability of the company to successfully manage its expansion, assimilate acquired entities and the availability of suitable acquisition candidates. Investors are also directed to consider other risks and uncertainties discussed in other reports previously and subsequently filed by the company with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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